UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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Exponent, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2022 NOTICE OF

ANNUAL STOCKHOLDERS MEETING

AND PROXY STATEMENT

Exponent, Inc.

149 Commonwealth Drive

Menlo Park, CA  94025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 2, 2022

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Exponent, Inc., a Delaware corporation (the “Company”), will be held in a virtual format on Thursday, June 2, 2022, at 8:00 a.m. Pacific time, for the following purposes:

•	To elect six directors for a term of one year;
•	To ratify the appointment of KPMG LLP, as independent registered public accounting firm for the Company for the fiscal year ending December 30, 2022;
•	To approve, on an advisory basis, the fiscal 2021 compensation of the Company’s named executive officers; and
•	To attend to other matters that may properly come before the Annual Meeting.

Stockholders owning the Company’s shares at the close of business on April 6, 2022 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As the normal business hours of our headquarters located at 149 Commonwealth Drive, Menlo Park, California 90425, have been affected due to the COVID-19 pandemic, we will make available, through electronic means, a list of stockholders of record as of the Record Date for inspection by stockholders for any purpose related to the meeting for ten days prior to the meeting. If you want to inspect this list, please send your request, along with proof of ownership, by email to investor-relations@exponent.com. The list will also be available to stockholders at meetnow.global/M55F45A during the live webcast of the Annual Meeting.

There is no physical location for the Annual Meeting. All stockholders of record as of the Record Date are cordially invited to attend the virtual Annual Meeting. You may participate in the Annual Meeting by visiting meetnow.global/M55F45A.

FOR THE BOARD OF DIRECTORS

Richard L. Schlenker, Corporate Secretary

Menlo Park, California

April 20, 2022

EXPONENT, INC.

PROXY STATEMENT

FOR THE

2022 ANNUAL MEETING OF STOCKHOLDERS

ABOUT THE ANNUAL MEETING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Exponent, Inc., a Delaware corporation (“we,” “our,” “us,” or the “Company”). The Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”) will be held virtually, on Thursday, June 2, 2022 at 8:00 a.m. Pacific time.

As there will not be a physical location, stockholders will not be able to vote their shares in person at the Annual Meeting. The only way for stockholders to vote their shares is to submit a proxy in advance of the meeting using one of the methods described in the proxy materials for the Annual Meeting or to attend the meeting virtually per the instructions below.

We are committed to ensuring, to the extent possible, that stockholders will be afforded the ability to participate at the virtual meeting like they would at an in-person meeting. If you were a stockholder of record as of the close of business on April 6, 2022, (the “Record Date”), or hold a legal proxy for the meeting provided by your bank, broker or nominee, you are entitled to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the meeting by visiting meetnow.global/M55F45A.

To be admitted to the Annual Meeting as a “stockholder” (with the option to vote your shares, examine the stockholder list and submit questions during the meeting), you must follow specific instructions, including, for stockholders of record, entering the control number you previously received and, for beneficial owners, obtaining a legal proxy and registering in advance for the virtual meeting.

If you are a beneficial owner and hold your shares in “street name,” through an intermediary, such as a bank, broker or other nominee, you must register in advance to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the meeting. To register in advance, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. You must forward a copy of the legal proxy along with your email address to Computershare Trust Company, N.A. (“Computershare”). Requests for registration should be directed to Computershare by email at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time, on Monday, May 30, 2022. You will receive a confirmation of your registration and instructions on how to attend the meeting by email after Computershare receives your registration materials.

Beneficial owners that are unable to register in advance may still attend the 2022 Annual Meeting by visiting meetnow.global/M55F45A as a “guest” but will not have the option to vote shares electronically or submit questions during the live webcast of the meeting. Stockholders may also submit questions in advance of the Annual Meeting by emailing your question, along with proof of ownership, to investor-relations@exponent.com.  We will, subject to time constraints, answer all questions that are pertinent to the business of the Annual Meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page for the Annual Meeting.

What is the Purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon matters outlined in the accompanying notice of the Annual Meeting and transact such other business that may properly come before the Annual Meeting.

Who is Entitled to Vote?

Only stockholders of record at the close of business on April 6, 2022 (the ”Record Date”), will receive notice of the Annual Meeting and are entitled to vote at the Annual Meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon. There are no cumulative voting rights.

If you hold your shares in “street name” and do not provide your bank, broker or other nominee holder with instructions on how to vote your shares, such bank, broker or other nominee holder may, in its discretion, either vote your shares or leave you shares without a vote (a “broker non-vote”) with respect to “routine” matters. Proposal No. 2 is a “routine” matter. As a result, your bank, broker or other nominee holder is permitted to exercise discretionary voting authority to vote your shares for that proposal. Your bank, broker or other nominee holder may not exercise discretionary voting authority on “non-routine” matters and as such may not vote your shares with respect to Proposals No. 1 and No. 3, resulting in a broker non-vote for each proposal, unless you provide your brokerage firm with voting instructions. We encourage you to provide instructions to your bank, broker or other nominee holder by voting your proxy. This ensures your shares will be voted at the Annual Meeting.

We have provided our stockholders access to our proxy materials over the internet in accordance with rules and regulations adopted by the United States Securities and Exchange Commission (“SEC”). Therefore, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about April 20, 2022 to all stockholders entitled to vote at the meeting. The Notice will have instructions for stockholders on how to access Exponent’s proxy materials via a website or how to request that a printed copy of the proxy materials be mailed to them. The Notice will also have instructions on how to elect to receive all future proxy materials electronically or in printed form. If you choose to receive future proxy materials electronically, you will receive an email each year with instructions on how to access the proxy materials and proxy voting site.

The SEC has adopted rules that allow companies and intermediaries, such as brokers, to deliver a single copy of certain proxy materials to certain stockholders who share the same address, a practice referred to as “householding.” Some banks, brokers and other nominees will be householding Exponent’s proxy materials, unless contrary instructions are received from the affected stockholders. Once you have received notice from your broker or other nominee holder of your Exponent common stock that the broker or other nominee holder will be householding the proxy materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one copy, please notify your broker or other nominee holder of your Exponent common stock. We will deliver promptly, on written or oral request, a separate copy of our proxy materials, including our annual report to stockholders, to each stockholder participating in householding. To request that proxy materials be householded or to request separate copies of proxy materials, please contact us at: Corporate Secretary, 149 Commonwealth Drive, Menlo Park, CA  94025 or by telephone at (650) 326-9400.

How Do I Vote?

You may vote by telephone, via the internet, or electronically during the virtual meeting. To vote by telephone or via the internet, please follow the instructions provided in the Notice. If you are a stockholder of record and elected to receive printed proxy materials, you may submit your proxy by mail. To vote by mail, you must sign your proxy card and send it in the enclosed prepaid, addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.  If you return a signed card but do not provide voting instructions, your shares will be voted as recommended by the Board of Directors:

•	For the six named nominees to the Board of Directors;
•	For the ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditor for the fiscal year ending December 30, 2022; and
•	For the approval, on an advisory basis, of the fiscal 2021 compensation of the Company’s named executive officers.

What if I Change My Mind After I Vote?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do so by voting by telephone or via the internet, by signing and delivering another proxy with a later date if you are a stockholder of record and elected to receive printed proxy materials or by voting during the virtual Annual Meeting. Your proxy with the latest date is counted.

What Does it Mean if I Receive More than One Notice?

It means you have multiple accounts with the transfer agent and/or with brokers. Please provide voting instructions for all Notices you receive.

What Constitutes a Quorum and What Vote is Required to Approve the Proposals?

The presence of the holders of record of a majority in voting interest of the shares of stock of the Company outstanding, as of the Record Date, entitled to be voted at the meeting and present in person or by proxy at the meeting constitutes a quorum at the Annual Meeting.

Shares that are voted “For” or “Against” proposals are treated as being present at the Annual Meeting for purposes of establishing a quorum and are deemed to be “votes cast” at the Annual Meeting with respect to the proposals. Abstentions and broker non-votes will also be included for purposes of determining whether a quorum of shares is present at the Annual Meeting.

Proposal No. 1 – Election of Directors requires that each director nominee receives a majority of votes cast "For" his or her election. Abstentions and broker non-votes are not counted as votes cast for or against a director nominee and as such will have no impact on Proposal No. 1 – Election of Directors.

Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote thereon for approval.  Abstentions will have the same effect as a vote against this proposal.  Proposal No. 2 - Ratification of Appointment of Independent Registered Public Accounting Firm is considered to be a "routine" matter and, as such, the Company does not expect any broker non-votes on this proposal.

Proposal No. 3 – Advisory Vote on Named Executive Officer Compensation for fiscal 2021 requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote thereon for approval.  Abstentions will have the same effect as a vote against this proposal. Proposal No. 3—Advisory Vote on Named Executive Officer Compensation for fiscal 2021 is considered to be a "non-routine" matter and as such, failure to provide voting instructions on this proposal to your bank, broker or other nominee holder of your shares will result in a broker non-vote.  Broker non-votes will have no impact on this proposal.

Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm and Proposal No. 3 – Advisory Vote on Named Executive Officer Compensation for fiscal 2021 are advisory votes and as such, are not binding on the Company.

Signed, unmarked proxy cards are voted as recommended by the Board of Directors.

As of the Record Date, a total of 51,821,607 shares of the Company’s common stock, $.001 par value, were issued and outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of the Company’s common stock, see “Security Ownership of Certain Beneficial Owners and Management.”  The closing price of the Company’s common stock on the Nasdaq Global Select Market on the Record Date was $107.73 per share.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

A Board of six directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s six nominees named below. The names of, and certain information with respect to, the nominees of the Board for election as directors, are set forth below. The term of office of each person elected as a director will continue until the next Annual Meeting or until a successor has been elected and qualified. The Board has determined that a majority of the members of the Board are independent directors within the meaning of applicable Nasdaq listing standards. The Board will reduce in size from seven directors to six directors at the Annual Meeting.

Required Vote

The Company’s Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections. Each current director has provided an irrevocable, conditional resignation which is effective only if (i) he or she fails to receive the required majority vote at any annual meeting at which he or she faces re-election and (ii) the Board accepts such resignation. If an incumbent director fails to receive the required majority vote for re-election, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board.

The election of directors pursuant to this Proposal is an uncontested election, and, therefore, the majority vote standard will apply. Abstentions and broker non-votes will not have any effect on the outcome of this Proposal. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW:

George H. Brown

Age:	64

Director Since:	2020

Principal Occupation:	Executive Director, Stanford Center for Racial Justice, Stanford Law School

Recent Business Experience:

Mr. Brown has been an attorney for over three decades, specializing in complex business litigation. He currently serves as Executive Director, Stanford Center for Racial Justice at Stanford Law School. He is a Retired Partner with Gibson Dunn & Crutcher LLP, where he practiced in the Palo Alto and Los Angeles offices. His clients included large global companies, boards, CEOs and CFOs in matters involving securities class actions, corporate governance disputes and related investigations work. Mr. Brown also has expertise in accounting and valuation disputes and taught a course on accounting and finance for business litigation at UC Berkeley School of Law for several years. Previously, he was also a law professor at UCLA School of Law. Mr. Brown recently served as a board director of Silicon Valley Community Foundation and was chair of its audit committee. He is currently a board director of Children’s Hospital Los Angeles, and serves on its audit committee. Mr. Brown also served on the board of Housing Trust Silicon Valley where he served as board chair. He was previously vice chair of the board for Fresh Lifelines for Youth. He also previously served as a national trustee for Boys & Girls Clubs of America and as board chair for the Boys & Girls Clubs of Metro Los Angeles. Mr. Brown is a senior fellow with American Leadership Forum Silicon Valley and previously served on its board. Prior to that Mr. Brown also served on the board of the Lawyers’ Committee for Civil Rights for the San Francisco Bay Area, and later served as its board co-chair. Mr. Brown received his B.S. degree in accounting from University of Minnesota, and his M.B.A./J.D. from UCLA Anderson School of Management and UCLA School of Law. He is a member of the California State Bar and is a California Certified Public Accountant (inactive). The Company believes that Mr. Brown’s record of success as an advisor to large global companies, boards and executives and as a partner in large professional service organizations qualifies him to serve as a director of the Company. The Company also considered Mr. Brown’s prior experience on and contributions to the Board in connection with his nomination.

Catherine Ford Corrigan, Ph.D.

Age:	53

Director Since:	2018

Principal Occupation:	President and Chief Executive Officer of the Company

Recent Business Experience:

Dr. Corrigan joined the Company in 1996. She was promoted to Principal in the Biomechanics practice in 2002 and was appointed Group Vice President in May 2012. Dr. Corrigan was named President in July 2016. She was named Chief Executive Officer and elected to the Board of Directors in May 2018. Dr. Corrigan earned her Ph.D. (1996) in Medical Engineering and Medical Physics and M.S. (1992) in Mechanical Engineering from the Massachusetts Institute of Technology and her B.S. in Bioengineering from the University of Pennsylvania. Prior to joining Exponent, Dr. Corrigan was a researcher in the Orthopaedic Biomechanics Laboratory at Beth Israel Hospital and Harvard Medical School. On February 9, 2021, Dr. Corrigan was elected to the National Academy of Engineering. The Company believes that Dr. Corrigan’s service as President and Chief Executive Officer of the Company, and extensive and unique experience with the operations of the Company, qualifies her to serve as a director of the Company. The Company also considered Dr. Corrigan’s prior experience on and contributions to the Board in connection with her nomination.

Paul R. Johnston, Ph.D.

Age:	68

Director Since:	2009

Principal Occupation:	Chairman of the Board of Directors

Recent Business Experience:

Dr. Johnston joined the Company in 1981, was promoted to Principal Engineer in 1987, and to Vice President in 1996. In 1997, he assumed responsibility for the firm’s network of offices. In 2003, he was appointed Chief Operating Officer and added responsibility for the Health and Environmental Groups. In 2006, he assumed line responsibility for all of the firm’s consulting groups. Dr. Johnston was named President in May 2007. He was named Chief Executive Officer and elected to the Board of Directors in May 2009. Dr. Johnston stepped down from his position as Chief Executive Officer in May 2018 and served as Executive Chairman of the Board of Directors from May 2018 to May 2019. Dr. Johnston received his Ph.D. (1981) in Civil Engineering and M.S. (1977) in Structural Engineering from Stanford University. He received his B.A.I. (1976) in Civil Engineering with First Class Honors from Trinity College, University of Dublin, Ireland where he was elected a Foundation Scholar in 1975. Dr. Johnston is a Registered Professional Civil Engineer in the State of California. The Company believes that Dr. Johnston’s service as Chief Executive Officer of the Company, and extensive and unique experience with the operations of the Company, qualifies him to serve as a director of the Company. The Company also considered Dr. Johnston’s prior experience on and contributions to the Board in connection with his nomination.

Carol Lindstrom

Age:	68

Director Since:	2017

Principal Occupation:	Former Vice Chairman – Deloitte LLP

Recent Business Experience:

Ms. Lindstrom previously served as vice chairman of Deloitte LLP, or Deloitte, a professional services firm, where she led strategic relationship management, and was also president of the Deloitte Foundation. She was a member of the Deloitte & Touche Tohmatsu Global Board of Directors for eight years. Ms. Lindstrom held many management and client leadership positions during her Deloitte career, including managing director of global strategic relationship clients in the United States; managing director of Deloitte’s e-business unit, dc.com; managing director of the Americas technology practice; managing director of the San Francisco and Orange County practices; and lead advisory and client service partner for many significant clients. Ms. Lindstrom joined Deloitte in 1995 after having served as a partner at Andersen Consulting for many years. The Company believes that Ms. Lindstrom’s record of success in senior leadership positions with large professional service organizations qualifies her to serve as a director of the Company. The Company also considered Ms. Lindstrom’s prior experience on and contributions to the Board in connection with her nomination.

Other Directorships:	Member of the Board of Genpact Limited (NYSE: G), ASGN Incorporated (NYSE: ASGN), and Factor.

John B. Shoven, Ph.D.

Age:	74

Director Since:	2007

Principal Occupation:	Professor of Economics, Stanford University

Recent Business Experience:

Dr. Shoven is currently the Charles R. Schwab Professor of Economics Emeritus at Stanford University, where he has taught since 1973. He was the Director of the Stanford Institute for Economic Policy Research from 1989 to 1993 and from 1999 to 2015. He served as Chairman of the Economics Department at Stanford University from 1986 to 1989 and as Dean of the School of Humanities and Sciences from 1993 to 1998. Dr. Shoven earned his Ph.D. in economics from Yale University and his bachelor’s degree in physics from University of California, San Diego. Dr. Shoven is a Fellow of the American Academy of Arts and Sciences, a recipient of the Paul A. Samuelson Award for Outstanding Scholarly Writing on Lifelong Financial Security, an award-winning teacher at Stanford, and has published more than one hundred professional articles and twenty books. The Company believes that Dr. Shoven’s extensive academic experience and service as director of other public companies qualifies him to serve as a director of the Company. The Company also considered Dr. Shoven’s prior experience on and contributions to the Board in connection with his nomination.

Other Directorships:	Chairman of the Board of Cadence Design Systems, Inc. (Nasdaq: CDNS) and a member of the Board of American Century Funds.

Debra L. Zumwalt

Age:	66

Director Since:	2014

Principal Occupation:	Vice President and General Counsel, Stanford University

Recent Business Experience:

Ms. Zumwalt is currently the Vice President and General Counsel for Stanford University and its affiliated entities, including three hospitals. She has held this position since 2001. She is also a member of the University Cabinet. Ms. Zumwalt was a Partner with Pillsbury Winthrop Shaw Pittman LLP from 1993 to 2001 where she served on the executive board and as Managing Partner of the Silicon Valley office. The Company believes that Ms. Zumwalt’s senior leadership positions and her extensive legal background qualifies her to serve as a director of the Company. The Company also considered Ms. Zumwalt’s prior experience on and contributions to the Board in connection with her nomination.

Other Directorships	Member of the Board of Huron Consulting Group, Inc. (Nasdaq: HURN).

BOARD INDEPENDENCE

The Board has determined that the following current members of the Board are independent directors within the meaning of applicable Nasdaq listing standards: George H. Brown, Carol Lindstrom, Karen A. Richardson, John B. Shoven, Ph.D. and Debra L. Zumwalt.  John B. Shoven, Ph.D. was appointed Lead Independent Director in May 2018.  Under applicable SEC and Nasdaq rules, the existence of certain “related party” transactions above certain thresholds between a director and the Company are required to be disclosed and may preclude a finding by the Board that the director is independent. Except as discussed below regarding Ms. Zumwalt and transactions between Stanford University (“Stanford”) and the Company, no transactions required to be disclosed under SEC rules, and no other transactions, arrangements or relationships, existed or were considered by the Board in making its independence determinations. There is no family relationship between any of the directors and officers of the Company.

In making its determination that Ms. Zumwalt is an independent director within the meaning of applicable Nasdaq listing standards, the Board considered transactions between the Company and Stanford, of which Ms. Zumwalt is the Vice President and General Counsel. During the past three fiscal years and during the current fiscal year to date, the Company performed consulting services for Stanford. The total amount paid for these consulting services was $433,000, $126,000 and $38,000 for fiscal 2019, 2020 and 2021, respectively. Ms. Zumwalt did not have an interest in these transactions. Given the relatively small amounts involved as compared to the revenues of each of the Company and Stanford, the Board concluded that the transactions at issue and Ms. Zumwalt’s relationship with Stanford did not affect Ms. Zumwalt’s status as an independent director.

BOARD DIVERSITY MATRIX (as of April 20, 2022)
Total Number of Directors 7
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	4	3	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	4	2	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did not Disclose Demographic Background	0	0	0	0

BOARD MEETINGS, COMMITTEES, AND BOARD LEADERSHIP

The Board held four meetings in fiscal 2021. Each director attended at least 75% of applicable Board meetings and committee meetings during fiscal 2021. The following table describes the Board’s committees including their current composition. The members of each committee are all independent directors within the meaning of applicable Nasdaq listing standards.

Committee Name/Number of Members	Function of Committee	Meetings in Fiscal 2021

AUDIT COMMITTEE

Karen A. Richardson—Chairperson

George H. Brown

Carol Lindstrom

John B. Shoven, Ph.D.

Debra L. Zumwalt

Based on their respective business experiences, as discussed above under “Proposal No. 1 – Election of Directors,” the Board of Directors has determined that each of Mr. Brown, Ms. Richardson and Dr. Shoven is an “audit committee financial expert” as such term is defined by the SEC.

•  Monitors the preparation of quarterly and annual financial reports by the Company’s management

•  Appoints and evaluates the Company’s independent registered public accounting firm, approves the scope of their audit services and related fees, as well as any other services being provided to the Company, meets with the auditor to discuss matters affecting the financial statements or internal control environment, including significant risks or significant unusual transactions, non-GAAP policies or other significant matters (including resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting) and oversees the independence of the Company’s registered public accounting firm

•  In consultation with management and the independent registered public accounting firm considers the integrity of the Company’s financial reporting process and internal control regarding finance and accounting

8 meetings
HUMAN RESOURCES COMMITTEE Debra L. Zumwalt—Chairperson George H. Brown Carol Lindstrom Karen A. Richardson John B. Shoven, Ph.D.

•  Oversees the general compensation and benefit policies for all employees and the specific compensation plan for officers of the Company

•  Oversees the succession plan for the position of Chief Executive Officer

•  Oversees the employee development and management succession programs at the Company

•  Approves awards under the Company’s stock-based employee incentive plans

•  Reviews and monitors the Company’s practices for supporting diversity, equity and inclusion in the workplace.

5 meetings

NOMINATING AND GOVERNANCE COMMITTEE Carol Lindstrom—Chairperson George H. Brown Karen A. Richardson John B. Shoven, Ph.D. Debra L. Zumwalt

•  Identifies individuals qualified to become Board members

•  Makes recommendations to the Board regarding nominations for the Board

•  Oversees the Board’s annual evaluation of its performance

•  Reviews and recommends to the Board compensation for non-employee directors

•  Oversees corporate governance

•  Considers matters of corporate social responsibility and matters of significance in corporate public affairs

4 meetings

The responsibilities of the Audit Committee, the Human Resources Committee and the Nominating and Governance Committee are set forth in written charters for each committee, which are available on the Company’s website at: https://www.exponent.com/investors/corporate-governance/.

Board Leadership Structure and Risk Oversight

The Company currently separates the positions of Chief Executive Officer and Chairman of the Board. However, our Corporate Governance Guidelines permit the roles of the Chairman of the Board and the Chief Executive Officer to be filled by the same or different individuals. In the event that the Chairman of the Board is not an independent director, the independent members of the Board will designate a Lead Independent Director.  John B. Shoven, Ph.D. was appointed Lead Independent Director in May 2018. The Lead Independent Director shall:

•	Chair any meeting of the independent directors in executive session;
•	Work with the Chairman of the Board and/or the Chief Executive Officer in the preparation of the Board’s annual work plan and in determining the need for special meetings of the Board;
•	Otherwise consult with the Chairman of the Board and/or the Chief Executive Officer on matters relating to corporate governance and Board performance; and
•

Lead the deliberation and action by the Board or a Board committee regarding any offer, proposal or other solicitation or opportunity involving a possible acquisition or other change in control of the Company, including by merger, consolidation, asset or stock sale or exchange, or recapitalization.

The Board considers oversight of risk management to be a responsibility of the full Board. The Board’s role in risk oversight includes receiving regular reports from its committees and from members of senior management on areas of material risk to Exponent, including human resources, professional practice, client concentration, finance, facilities, information technology, cybersecurity, business continuity, environmental, and social issues. The Board has delegated oversight for matters involving certain specific areas of risk exposure to its committees. Each committee reports to the Board of Directors at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight. The Audit Committee oversees the integrity of the Company’s financial statements, risks related to the Company’s financial reporting process and internal control, and the independent registered public accounting firm’s qualifications, independence and performance. The Human Resources Committee is responsible primarily for the design and oversight of the Company’s executive compensation policies, plans and practices. A key objective of the Human Resources Committee is to ensure that the Company’s overall executive compensation program appropriately links pay to performance and aligns the interests of the Company’s executives with its stockholders, while seeking to encourage an appropriate level of risk-taking behavior consistent with the Company’s long-term strategy. The Human Resources Committee monitors the design and administration of the Company’s compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company employees. The Human Resources Committee also reviews and monitors the Company’s practices for supporting diversity, equity, and inclusion in the workplace including the review of the Company’s diversity efforts in recruiting and it’s processes to address potential bias in candidate screening. The Nominating and Governance Committee is primarily responsible for identifying and recommending nominees for director and overseeing the annual board evaluation of its performance. Another important element of risk mitigation is ensuring a balanced, engaged and independent board. The Nominating and Governance Committee also considers matters of corporate social responsibility and matters of significance in corporate public affairs.

Nominating and Governance Committee

As described in the previous table, the Nominating and Governance Committee of the Board identifies individuals qualified to become Board members, recommends that the Board select the director nominees for the next annual meeting of stockholders, oversees the Board’s annual evaluation of its performance, reviews and recommends to the Board compensation for non-employee directors, oversees corporate governance and considers matters of corporate social responsibility and matters of significance in corporate public affairs. The committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines applicable to the Company and for periodically reviewing such guidelines. The members of the Nominating and Governance Committee are all independent directors within the meaning of applicable Nasdaq listing standards. The responsibilities of this committee are set forth in the Nominating and Governance Committee Charter, which is available on the Company’s website at: https://www.exponent.com/investors/corporate-governance/.

The information below describes the criteria and process that the Nominating and Governance Committee uses to evaluate candidates to the Board of Directors.

Criteria for Nomination to the Board of Directors.  The Nominating and Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to ensure that at least a majority of the directors are independent under the rules of the Nasdaq, that members of the Audit Committee meet the financial literacy requirements under the rules of the Nasdaq and at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC. Nominees for director are recommended to the Board on the basis of the appropriate size, function and needs of the Board, taking into account that the Board as a whole should have competency in the following areas: (i) industry knowledge; (ii) accounting and finance; (iii) business judgment; (iv) management; (v) leadership; (vi) business strategy; and (vii) corporate governance.

Stockholders’ Proposals for Nominees.  The Nominating and Governance Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Nominating and Governance Committee c/o the Secretary of the Company, 149 Commonwealth Drive, Menlo Park, CA  94025, and should include, in addition to the other information required under our Bylaws, the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of the Company’s common stock that are owned beneficially and of record by such stockholder(s); and (c) appropriate biographical information and a statement as to the qualifications of the nominee.  The nomination should be submitted in the time frame described in the Bylaws of the Company and under the caption, “Stockholder Proposals and Nominations for the 2022 Annual Meeting.”

Process for Identifying and Evaluating Nominees.  The Nominating and Governance Committee believes the Company is well served by its current directors, and in the ordinary course re-nominates incumbent directors who continue to be qualified for Board service, have performed well and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Nominating and Governance Committee may seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates are selected based on input from members of the Board, senior management of the Company and, if the Nominating and Governance Committee deems appropriate, a third-party search firm. The Nominating and Governance Committee will evaluate each candidate’s qualifications and check relevant references. In addition, such candidates will be interviewed by at least one member of the Nominating and Governance Committee. Candidates meriting serious consideration will meet with the majority of the members of the Board. Based on this input, the Nominating and Governance Committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the Committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for approval of the stockholders, as appropriate.

The Company expects that the evaluation process for a stockholder nominee would be similar to the process outlined above.

Board Nominees for the 2022 Annual Meeting. Each of the nominees listed in the proxy statement is a current director standing for re-election. The term of Karen Richardson, who is currently a member of the Board, will expire at the Annual Meeting and she is not standing for re-election. The Board of Directors will appoint a new Audit Committee Chairperson immediately following the 2022 Annual Meeting.

How to Contact the Board of Directors.  Interested parties wishing to contact the Board of Directors or the non-management directors or any individual director of the Company may do so by writing to them at the following address: Corporate Secretary, 149 Commonwealth Drive, Menlo Park, CA  94025. All letters received will be categorized by the Company’s Corporate Secretary, and then forwarded to the Board, the Company’s non-management directors or such individual director, as applicable.

The Company does not have a policy requiring the directors to attend the annual stockholders’ meeting. However, all of the Company’s directors in office at the time of our last annual stockholders’ meeting attended that meeting.

Code of Business Conduct and Corporate Governance

The Board of Directors has adopted a Code of Business Conduct and Ethics, which applies to all of the Company’s employees, officers and members of the Board of Directors. The Company has also adopted a Code of Ethics applicable to its senior financial officers, including its Chief Executive Officer, Executive Vice President and Chief Financial Officer, and Vice President, Corporate Controller and Treasurer. Copies of both documents are available on the Company’s website at: https://www.exponent.com/investors/corporate-governance/. The Company intends to disclose any waivers from these codes in a report on Form 8-K filed with the SEC.

Risk Management

The Company takes a comprehensive approach to risk management and seeks to employ risk management principles in all of its management processes. This comprehensive approach is reflected in the reporting processes pursuant to which management provides information to the Board to support the Board’s role in oversight, approval and decision-making. The Board maintains oversight responsibility for the management of the Company’s risks, and closely monitors the information it receives from management to provide oversight and guidance to our management team concerning the assessment and management of risk. The Board approves the Company’s high-level goals, strategies and policies to set the tone and direction for appropriate levels of risk taking within the business.

Our Board also reviews the Company’s enterprise risk management (“ERM”) program to ensure that an appropriate ERM process is in place. This review includes a discussion of the major risk exposures identified by senior management and steps implemented to monitor and mitigate such exposures on an ongoing basis. In addition to these reviews, our senior executives with responsibility for various business functions provide the Board and its committees with periodic updates regarding the Company’s strategies and objectives, and the risks inherent thereto. Members of management most knowledgeable of relevant issues attend Board meetings to provide additional insight into items being discussed, including risk exposures. In addition, our directors have access to Company management at all times and at all levels to discuss any matters of interest, including those related to risk.

Compensation of Directors

Members of our Board of Directors who are employees of the Company do not receive additional compensation for their services as directors of the Company. Non-employee members of the Board of Directors receive:

•	An annual cash retainer of $80,000;
•	An annual restricted stock unit grant valued at $130,000 that cliff vests on the day prior to the Company’s next annual stockholder meeting following the grant date;
•	$50,000 for serving as Chairman of the Board of Directors
•	$12,000 for serving on the Audit Committee;
•	$30,000 for serving as Lead Independent Director;
•	$20,000 for serving as Chairperson of the Audit Committee;
•	$10,000 for serving as Chairperson of the Nominating and Governance Committee; and
•	$20,000 for serving as Chairperson of the Human Resources Committee.

Director Stock Ownership Guidelines

We believe that the financial interests of our directors should be aligned with those of our stockholders. On June 3, 2010 our Nominating and Governance Committee adopted stock ownership guidelines for all non-employee directors. The stock ownership guideline for non-employee directors is equal to three times the director’s annual cash retainer for board service. This amount was increased from two to three times in 2019 to more closely align the financial interests of our directors with those of our stockholders. Stock that counts towards satisfaction of our stock ownership guidelines includes shares owned outright by the non-employee director or his or her immediate family members residing in the same household or in trust and restricted stock units, whether or not vested. The value of shares owned outright is calculated as Exponent’s prior 365-day average closing common stock price. The value of restricted stock units is the grant date fair value. The calculation is done at the beginning of each year. Non-employee directors are required to achieve their stock ownership guideline within five years of the date the guidelines were adopted or the start of their service, whichever is later. If a person’s stock ownership guideline increases, that person has a five-year period to achieve the new guideline. Until the guideline is achieved, the person is required to retain at least 50% of net shares delivered through our Restricted Stock Unit Program or the exercise of stock options. Net shares refer to those that remain after shares are sold or netted to pay the exercise price of stock options and withholding taxes. As of April 6, 2022, all non-employee directors met the stock ownership guidelines or are expected to meet the applicable ownership guidelines within the specified time period.

DIRECTOR COMPENSATION IN FISCAL 2021

The following table sets forth information regarding outside director compensation during fiscal 2021:

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2)($)	Total ($)
George H. Brown	89,917	130,000	219,917

Paul R. Johnston, Ph.D.	127,917	130,000	257,917

Carol Lindstrom	99,917	130,000	229,917

Karen A. Richardson	109,917	130,000	239,917

John B. Shoven, Ph.D.	119,917	130,000	249,917

Debra L. Zumwalt	109,917	130,000	239,917

(1)

The amounts shown in this column represent the value of unvested restricted stock unit awards granted during fiscal 2021 in accordance with Accounting Standards Codification (“ASC”) 718. All equity-based awards have dividend equivalent rights (“DER”), which entitle the holder of the award to the same dividend value per share as holders of common stock. DER are subject to the same vesting and other terms and conditions as the corresponding stock award. DER are accumulated and paid when the underlying stock awards vest and are forfeited if the underlying stock awards are forfeited. See Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021, regarding assumptions underlying the valuation of equity awards.

(2)

George H. Brown, Paul R. Johnston, Ph.D., Carol Lindstrom, Karen A. Richardson, John B. Shoven, Ph.D., and Debra L. Zumwalt were granted 1,474 restricted stock units on June 3, 2021, with a grant date fair value of $130,000. The following unvested restricted stock unit awards were outstanding as of December 31, 2021:  Mr. Brown – 1,474, Dr. Johnston – 19,228, Ms. Lindstrom – 1,474, Ms. Richardson – 1,474, Dr. Shoven – 1,474 and Ms. Zumwalt – 1,474. Dr. Johnston’s unvested restricted stock unit awards include 17,754 awards that were granted when he was an employee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee of the Board of Directors does not constitute soliciting material and should not be considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors is responsible for general oversight of the Company’s financial accounting and reporting process. The Committee’s primary responsibilities fall into three broad categories:

•

first, the Audit Committee is charged with monitoring the preparation of quarterly and annual financial reports by the Company’s management, including discussions with management and the Company’s independent registered public accounting firm about quarterly and annual financial statements and key accounting and reporting matters;

•

second, the Audit Committee is responsible for matters concerning the relationship between the Company and its independent registered public accounting firm, including their appointment or removal; approving the scope of their audit services and related fees, as well as any other services being provided to the Company; and overseeing the independence of the Company’s registered public accounting firm; and

•

third, the Audit Committee in consultation with management and the independent registered public accounting firm considers the integrity of the Company’s financial reporting processes and control regarding finance and accounting.

The Audit Committee’s responsibilities are presented in detail in the complete charter of the Audit Committee, which is available on the Company’s website at: https://www.exponent.com/investors/corporate-governance/. The charter reflects standards set forth in the applicable SEC regulations and Nasdaq rules. Audit Committee members are independent as defined by these regulations and rules. The Board of Directors has determined that Mr. Brown, Ms. Richardson and Dr. Shoven are “audit committee financial experts” as such term is defined by these rules and regulations.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention it considers necessary or appropriate to each of the matters assigned to it under the Committee’s charter.

In overseeing the preparation of the Company’s consolidated financial statements, the Audit Committee met with both management and the Company’s independent registered public accounting firm to review and discuss all quarterly and annual financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), and the Audit Committee discussed the statements with both management and the independent registered public accounting firm. The Audit Committee discussed with KPMG LLP the matters required to be discussed pursuant to applicable auditing standards adopted by the Public Company Accounting Oversight Board (the “PCAOB”) together with the guidelines established by the SEC and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including, among other items, matters related to the conduct of the audit of the consolidated financial statements by the independent registered public accounting firm and its audit of the effectiveness of internal control over financial reporting pursuant to Section 404.

The Audit Committee has received from KPMG LLP the written communications required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with KPMG matters relating to its independence, including a review of both audit and non-audit services, and considered the compatibility of non-audit services with KPMG’s independence.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.

Members of the Audit Committee

Karen A. Richardson, Chairperson
George H. Brown Carol Lindstrom
John B. Shoven, Ph.D.
Debra L. Zumwalt

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has been the independent registered public accounting firm that audits the financial statements of the Company since 1987. In accordance with standing policy, KPMG LLP periodically changes the personnel who work on the audit. In addition to performing the audit of the Company’s consolidated financial statements, and effectiveness of internal control over financial reporting, KPMG LLP provided various other services during fiscal 2021. The aggregate fees incurred during fiscal 2021 and fiscal 2020 for each of the following categories of services are set forth below:

	Fiscal 2021 Fees	Fiscal 2020 Fees
Audit Fees	$870,680	$827,400
Audit-Related Fees	—	—
Tax Fees	140,388	144,344
All Other Fees	—	—
Total Fees	$1,011,068	$971,744

Audit Fees.  Consists of fees incurred for professional services rendered for the audit of the Company’s consolidated financial statements and effectiveness of internal control over financial reporting, and review of the interim consolidated financial statements included in quarterly reports. Audit fees also include audit or other attest services required by statute or regulation (foreign or domestic) such as consents and reviews of SEC filings.

Audit-Related Fees.  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” No audit related fees were incurred during fiscal years 2021 or 2020.

Tax Fees.  Consists of fees billed or expected to be billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.

All Other Fees.  No other fees were incurred during fiscal years 2021 or 2020.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During fiscal year 2021, 100% of audit and permissible non-audit services of the independent registered public accounting firm were pre-approved by the Audit Committee in accordance with this policy.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP, an independent registered public accounting firm, to audit the financial statements of the Company for the year ending December 30, 2022. KPMG LLP has audited the Company’s financial statements since 1987. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

Required Vote

The ratification of the appointment of KPMG LLP will require the affirmative vote of a majority of shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

In the event that the stockholders do not approve the selection of KPMG LLP, the Audit Committee of the Board of Directors will reconsider the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2022.

PROPOSAL NO. 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION FOR FISCAL 2021

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") enables the Company’s stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules. Although the vote is advisory and is not binding on us or on our Board of Directors, our Human Resources Committee will take into account the outcome of the vote when considering future executive compensation decisions and will evaluate whether any actions are necessary to address stockholder concerns.

We believe that our compensation philosophy has allowed us to attract, retain, and motivate qualified executive officers who have contributed to our success. For more information regarding the compensation of our named executive officers and our compensation philosophy, we encourage you to read the section of this proxy entitled “Executive Officer Compensation – Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables for a more detailed discussion of our compensation policies and practices.

We are asking for stockholder approval of the compensation of our named executive officers in accordance with SEC rules (including without limitation, Section 14A of the Exchange Act). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

This non-binding advisory vote is currently scheduled to be conducted every year. The next advisory vote on named executive officer compensation is expected to take place at our 2023 annual meeting of stockholders (the “2023 Annual Meeting”).

Required Vote

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required for advisory approval of this proposal.

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement on an advisory basis pursuant to the compensation disclosure rules of the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates beneficial ownership of the Company’s common stock as of April 6, 2022. It includes stockholders known by the Company to beneficially own more than 5% of the Company’s common stock, the Company’s directors, the executive officers of the Company named in the Summary Compensation Table, and the directors and executive officers of the Company as a group. The address of each of the directors and officers is 149 Commonwealth Drive, Menlo Park, CA  94025. A total of 51,5821,607 shares of the Company’s common stock were issued and outstanding as of April 6, 2022.

Name and Address of Beneficial Owners	Number of Shares Beneficially Owned (1)	Percent of Total (1)
BlackRock, Inc. (2)	7,815,989	15.1%
55 East 52nd Street New York, NY 10055
The Vanguard Group (2)	5,637,241	10.9%
100 Vanguard Blvd. Malvern, PA 19355
Neuberger Berman Group LLC (2)	3,137,735	6.1%
1290 Avenue of the Americas New York, NY 10104
Kayne Anderson Rudnick Investment Management, LLC (2)
2000 Avenue of the Stars, Suite 1110 Los Angeles, CA, 90067	2,739,040	5.3%
Richard L. Schlenker, Jr. (3)	378,775	*
Catherine Ford Corrigan, Ph.D. (4)	220,196	*
Paul R. Johnston, Ph.D. (5)	160,676	*
John B. Shoven, Ph.D. (6)	71,302	*
Maureen Reitman, Sc.D.	32,444	*
Karen A. Richardson (6)	28,886	*
Steven J. Murray, Ph.D.	25,958	*
Debra L. Zumwalt (6)	25,614	*
Carol Lindstrom (6)	6,722	*
George H. Brown (6)	4,201	*
John Doyle, Dr.P.H.	—	*
All Directors & Executive Officers (16 persons) (7)	1,042,129	2.0%

*	Represents less than one percent of the outstanding common stock of the Company.
(1)

The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. In accordance with SEC rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire sole or shared voting power or investment power within sixty days of April 6, 2022, through the exercise of any stock option or other right. The denominator of the calculation consists of shares the director or executive officer has the right to acquire through the exercise of any stock option or other right within sixty days of April 6, 2022, plus the Company’s total shares outstanding as of April 6, 2022 (but not the shares any of the other directors and executive officers have the right to acquire through the exercise of any stock option or other rights within sixty days of April 6, 2022.) Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2)

Based on information contained in a report on Schedule 13G/A filed on January 27, 2022 for BlackRock, Inc., who has sole voting power over 7,748,125 shares and sole dispositive power over 7,815,989 shares, a report on Schedule 13G/A filed on February 10, 2022 for The Vanguard Group, who has shared voting power over 98,829 shares, sole dispositive power over 5,496,313 shares and shared dispositive power over 140,928 shares, a report on Schedule 13G/A filed with the SEC on February 11, 2022 for Neuberger Berman Group LLC, who has shared voting power over 3,072.333 shares and shared dispositive power over 3,137,735 shares, and a report on Schedule 13G/A filed with the SEC on February 11, 2022 for Kayne Anderson Rudnick Investment Management, LLC, who has sole voting power over 1,949,471 shares and sole dispositive power over 1,962,316 shares.

(3)	Includes 108,727 shares of common stock subject to options exercisable within sixty days of April 6, 2022.
(4)	Includes 147,500 shares of common stock subject to options exercisable within sixty days of April 6, 2022.
(5)

Includes 90,000 shares of common stock subject to options exercisable within sixty days of April 6, 2022 and 1,474 shares on common stock to be issued upon the conversion of restricted stock units within sixty days of April 6, 2022.

(6)	Includes 1,474 shares of common stock to be issued upon the conversion of restricted stock units within sixty days of April 6, 2022.
(7)

Includes 346,227 shares of common stock subject to options exercisable within sixty days of April 6, 2022 and 8,844 shares of common stock to be issued upon the conversion of restricted stock units within sixty days of April 6, 2022.

Delinquent Section 16(a) Reports

The Company believes that during fiscal 2021, all filings with the SEC, by its executive officers, directors and 10% stockholders complied with requirements for reporting ownership or changes in ownership of Company common stock pursuant to Section 16(a) of the Exchange Act, except for the following: A failure to file a Form 4, Statement of Changes in Beneficial Ownership, on a timely basis for each of Catherine Corrigan, Robert Haddad, Brad James, Paul Johnston, Harri Kyotmaa, Steven Murray, John Pye, Rick Reiss, Maureen Reitman, Richard Schlenker, and Sally Shepard with regards to the conversion of restricted stock units into shares of Company stock on March 10, 2021. The Form 4s reporting these transactions were filed on March 15, 2021.

Compensation Committee Interlocks and Insider Participation

During fiscal 2021, Mr. Brown, Ms. Lindstrom, Ms. Richardson, Dr. Shoven, and Ms. Zumwalt served as members of the Human Resources Committee. No member of the Human Resources Committee is or was formerly an officer or an employee of the Company or any of its subsidiaries.

During fiscal 2021, none of the Company’s executive officers served as a member of the compensation committee (or other board committee performing similar functions) or as a director of an entity for which any member of the Human Resources Committee or the Board of Directors served as an executive officer.

EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains our compensation philosophy, objectives, policies and practices with respect to our Chief Executive Officer, our Executive Vice President and Chief Financial Officer and our other three most highly-compensated executive officers, as determined in accordance with applicable SEC rules and as set forth below:

1.	Catherine Ford Corrigan, Ph.D. – President and Chief Executive Officer
2.	Richard L. Schlenker – Executive Vice President, Chief Financial Officer and Corporate Secretary
3.	John Doyle, Dr.P.H. – Group Vice President
4.	Maureen Reitman, Sc.D. – Group Vice President
5.	Steven J. Murray, Ph.D. – Group Vice President

We collectively refer to these five individuals as our “named executive officers.”

General Philosophy.  Our fundamental compensation philosophy is to align management’s incentives with the long-term interests of our stockholders, create a sense of partnership and provide a retention vehicle. We strive to compensate our named executive officers competitively with executives and consulting professionals throughout the industry and geographies in which we operate. Executive officer compensation is based on the performance of the Company, individual achievements and the competitive environment. Individual performance assessments are based on appraisals of financial performance, professional accomplishments and leadership that meet the level of excellence demanded. We use a total compensation approach for our named executive officers, in which each element of compensation is reviewed individually and considered collectively with the other elements of our compensation program to ensure that it is consistent with the objectives of both that particular element of compensation and our overall compensation program. Our compensation program consists of the following elements: base salary, bonus, equity compensation and other benefits.

Say on Pay.  During our Board and committee meetings on September 9, 2021, we considered the results of the “say on pay” proposal from our 2021 proxy, on which 96.3% of votes cast by our stockholders were in support of our executive compensation policies and decisions for fiscal 2020. Our approach for Fiscal 2021 on compensation policies and decisions remained consistent with our 2020 approach and no substantial changes were made during fiscal 2021.

Board Process.  The responsibility for determining the compensation of our named executive officers has been delegated by the Board of Directors to the Human Resources Committee (which is hereinafter referred to as the “Committee”). As described in more detail below, the Committee’s responsibilities include establishing the general compensation policies for all employees and overseeing the specific compensation for officers of the Company. The Committee regularly reviews these compensation programs and makes adjustments as appropriate to accomplish its objectives. The Committee met five times during fiscal 2021.

In the case of the Chief Executive Officer, the Committee reviews the Chief Executive Officer’s written assessment of her performance, evaluates the performance of the Chief Executive Officer relative to her objectives and determines the appropriate compensation. For the other executive officers, the Chief Executive Officer evaluates their performance and presents her evaluation and compensation recommendations to the Committee for review and approval. The Committee also approves all equity compensation grants. The Charter of the Committee is available on our website at: https://www.exponent.com/investors/corporate-governance/.

The Charter of the Committee provides for the Committee to retain, and terminate as necessary, a compensation consultant. During 2020, the Committee engaged Compensia, an executive compensation consulting firm, to provide recommendations regarding the framework for performance objectives, as discussed below, and a group of publicly-traded professional service companies with revenue, operating income and business focus comparable to Exponent that will be used to develop competitive compensation data for our Chief Executive Officer and our Executive Vice President and Chief Financial Officer. For fiscal 2021, the Committee reviewed competitive compensation data for the chief executive officer and chief financial officer of eight publicly-traded professional service companies previously recommended by Compensia with revenue, operating income, market capitalization, and business focus comparable to Exponent. Those companies included CRA International, FTI Consulting, Heidrick and Struggles, Huron Consulting Group, ICF International, Korn/Ferry International, Resources Connection, and The Hackett Group. There were no changes to this group of companies as compared to fiscal 2020. During 2021, the Committee also reviewed executive compensation survey data compiled by Radford, a compensation survey provider, for chief executive officers and chief financial officers of publicly-traded companies in Northern California with annual revenues in the $200 million to $999 million range. The Committee does not target compensation against a specific percentile or range of percentiles within any peer group because there are no comparable companies that offer the same technical capability and breadth of services as Exponent. We use the data for a general understanding of the marketplace. The competitive compensation data for base salary, total cash compensation and long-term incentives and the executive compensation survey data provided by Radford were reviewed by the Committee to ensure that the Chief Executive Officer and the Executive Vice President and Chief Financial Officer’s compensation are not outliers relative to the peer group reviewed.

Compensation and Risk Management

The Committee does not believe that our executive compensation program encourages excessive or unnecessary risk-taking. By dividing our executives’ compensation into three key elements, the Committee believes it has properly weighted the performance compensation eligible to be earned by our executives appropriately between short-term and long-term goals. Additionally, the annual bonus for all executive officers is capped at two times their target bonus and 40% of each executive officer’s annual bonus is settled with fully vested restricted stock units that are not delivered for four years. These provisions add protection against disproportionately large short-term incentives. The primary component of our equity compensation program is restricted stock units, which cliff vest four years from the date of grant. The delayed vesting encourages our executives’ sustained focus on the long-term performance of the Company and encourages retention. The Committee believes our executive compensation program promotes proper alignment of our executives’ interests with those of the Company’s stockholders.

Elements of Compensation Program

Base Salary.  We believe that competitive base salaries are necessary to attract and retain management talent critical to achieving our business objectives. We strive to provide base salaries commensurate with comparable executives at professional service organizations with similar revenue, operating income, market capitalization, business focus and location and with consulting professionals of similar background and experience working for both professional service organizations and in private practice. Base salaries are reviewed annually and adjusted to realign salaries with market levels after taking into account our performance, as well as the individual’s responsibilities, experience and performance. The level of total compensation relative to our other executive officers, senior scientific and engineering consultants that we hire and those that have left to compete with us are also considered when determining executive officer base salaries.

Effective April 2, 2022, the annual base salary for Dr. Corrigan, President and Chief Executive Officer, increased 10% from $775,000 to $850,000. Dr. Corrigan’s increased annual base salary reflected a level that the Committee concluded was appropriate based upon Dr. Corrigan’s performance and the competitive compensation data. Effective April 2, 2022, the annual base salary for Mr. Schlenker, Executive Vice President and Chief Financial Officer, increased 6% from $540,000 to $570,000. Mr. Schlenker’s increased annual base salary reflected a level that the Committee concluded was appropriate based upon Mr. Schlenker’s performance and the competitive compensation data. Effective April 2, 2022, the annual base salary for Dr. Reitman, Group Vice President, increased 2% from $525,000 to $535,000. Dr. Reitman’s increased annual base salary reflected a level that the Committee concluded was appropriate based upon Dr. Reitman’s performance during fiscal 2021. Effective April 2, 2022, the annual base salary for Dr. Murray, Group Vice President, increased 5% from $475,000 to $500,000. Dr. Murray’s increased annual base salary reflected a level that the Committee concluded was appropriate based upon Dr. Murray’s performance during fiscal 2021. For 2021, the Committee concluded that the annual base salary for Dr. Doyle, Group Vice President, was competitive and would not be increased.

Bonus.  Annual bonuses are designed to create an incentive and to reward named executive officers for their contributions to our performance by making a significant portion of their total compensation variable. Our bonus plan covers all employees, including named executive officers, and the bonus pool is equal to 33% of our pre-tax income before bonuses, stock-based compensation, realized gain/loss on foreign exchange and interest income. Our bonus pool has historically been 33% and the Committee determined that this amount was competitive for fiscal 2021. The total amount available in the bonus pool for fiscal 2021 was $66,723,000. Generally, 40% of each named executive officer’s annual bonus is settled with fully vested restricted stock unit awards, rather than cash, to provide a longer term incentive, under which each executive officer has the right to receive shares of our common stock four years from the date of grant. The remainder of each executive officer’s annual bonus is paid in cash.

Where a named executive officer has responsibilities for both providing direct consulting services to clients and managing a business unit, his or her performance is generally weighted toward the direct consulting activities. For a named executive officer who has broader corporate responsibilities, such as our Executive Vice President and Chief Financial Officer, his or her performance is based on that officer’s overall contribution to the Company.

For fiscal 2021, the Chief Executive Officer’s performance was evaluated using a process previously developed with the help of Compensia, based on performance objectives in three categories: revenue, profitability, and leadership, and in the form of a Performance Award and a Qualitative Bonus, as further described below.

Performance Awards.  Our 2008 Equity Incentive Plan authorizes the grant of performance awards to our executive officers. Performance awards are payable only to the extent certain performance targets, based on objective business criteria specified by the Committee, are achieved in the relevant measurement period. Performance awards are payable in cash or restricted stock units, at the discretion of the Committee. At the beginning of each year, the Committee must determine the performance goals and the achievement necessary for the bonus payout. After the conclusion of the performance period, the Committee certifies (1) the extent to which each executive officer has achieved the applicable prior fiscal year’s performance targets, and (2) the appropriate amount, if any, to be paid with respect to such performance-based annual incentive award. Even if the performance targets are achieved, the Committee may reduce the amount of an award through “negative discretion” and thereby reduce the payment made under a performance award, but the Committee cannot increase the amount of such award.

On February 11, 2021, the Committee determined the performance award opportunity to be granted to Dr. Corrigan for fiscal 2021. In doing so, the Committee established the performance targets, the performance required to achieve payout under the award and maximum amounts payable under this award. The Committee set the target bonus level and maximum payout at amounts they believe are competitive. Dr. Corrigan’s target award was set at $322,917 (5/12 of Dr. Corrigan’s base salary for 2021) with the maximum amount payable set at twice the target. Performance between the applicable targets would be paid on a straight-line basis. In establishing the target for Dr. Corrigan’s 2021 performance award, the Committee decided that 60% of the award, to the extent earned, would be payable in cash and 40% of the award would be payable in fully vested restricted stock units under which Dr. Corrigan has the right to receive shares of our common stock four years from the date of grant.

Two performance targets were established. The revenue performance target was a 10.0% increase in revenues before reimbursements. This target is measured on a scale of 0 to 2 with 0 being equal to 0% revenue growth, 1 being equal to 10.0% revenue growth, and 2 being equal to 20.0% revenue growth. Performance between the targets is prorated on a straight-line basis. We exceeded this quantitative goal with actual revenues before reimbursements increasing 14.9%. This resulted in a quantitative performance factor for this objective of 1.49 on a scale of 0 to 2.

The profit performance target was to meet the adjusted EBITDAS (EBITDAS is a non-GAAP financial measure defined as net income before income taxes, interest income, depreciation and amortization and stock-based compensation) target margin. The adjusted EBITDAS margin is the calculated margin (EBITDAS/revenues before reimbursements) excluding the realized gain/loss on foreign exchange. The EBITDAS target margin for fiscal 2021 was 32.32% increased or decreased by five basis points for each 1% of revenue before reimbursements growth above or below 10%. This is also measured on a scale of 0 to 2 with 0 being equal to 200 basis points below the EBITDAS target margin, 1 being equal to the EBITDAS target margin, and 2 being equal to 200 basis points above the EBITDAS target margin. We exceeded this quantitative goal and exceeded the EBITDAS target margin by 240 basis points. This resulted in a quantitative performance factor for this objective of 2.00 on a scale of 0 to 2.

On February 17, 2022, the Committee certified and determined the amounts payable to Dr. Corrigan with respect to the cash and equity components of her performance award for fiscal 2021. Both of the performance targets were weighted equally. This resulted in a composite performance factor of 1.75 on a scale of 0 to 2.  Accordingly, the formula amount payable for the performance award was $565,000 (target of $322,917 multiplied by the composite performance factor of 1.75).

Qualitative Bonuses.  The target for Dr. Corrigan’s qualitative bonus was set at $645,833 (10/12 of Dr. Corrigan’s base salary for 2021) for fiscal 2021 with the maximum payout set at twice the target. The Committee set the target bonus level and maximum payout at amounts they believe are competitive. Performance was evaluated based on objectives in three categories: revenue, profitability and leadership. The performance objectives for revenue and profit are weighted 25% each and the performance objective for leadership is weighted 50%. The Committee may reduce the qualitative bonus from the target amount at their discretion.

With respect to the revenue objective, the determination was based on the judgment of the Committee, taking into consideration factors such as how well we accomplished strategic growth initiatives and added top talent. For the profit objective, the determination was based on the judgment of the Committee, taking into consideration factors such as how we were able to control expenses and manage headcount growth. The leadership objective was based on the judgment of the Committee taking into consideration factors such as management of enterprise risk and our overall strategic direction. In determining the appropriate qualitative bonus, the Committee considered Dr. Corrigan’s contributions to achieving each of the three objectives.

In making a qualitative assessment of the revenue objective the Committee determined that this objective was exceeded due to the business development efforts associated with our strategic growth initiatives and the strong hiring year for talent. We continued to drive work through our industry initiatives in consumer electronics, utilities, life sciences, and automated, connected, electrified and shared transportation. Our three-pronged focus on client management, flagship services, and broad marketing has helped to accelerate the growth during 2021. We had intentionally and surgically throttled back our recruiting efforts to protect profitability in response to the pandemic in 2020, but as client demand increased in 2021, we accelerated our recruiting efforts.

In making a qualitative assessment of the profit objective, the Committee determined that this objective was exceeded due to how expenses were managed, infrastructure was leveraged, and headcount was managed. We controlled expenses effectively in 2021 while making important investments in our corporate functions such as information technology and business development. During 2021 utilization increased to 75% as compared to 67% during 2020.

With respect to the leadership objective, the Committee recognized that this objective was exceeded due to the management of enterprise risk, the strategic direction provided, and the retention of key employees. Health and safety concerns associated with the ongoing COVID-19 pandemic were effectively managed and we continue to enhance our enterprise risk management approach. We also made substantial progress during 2021 in our efforts to improve diversity, equity and inclusion at the firm.

Based on the Committee’s qualitative evaluation, the composite performance factor was 1.45 on a scale of 0 to 2. Accordingly, the amount payable for the qualitative bonus was $935,000 (target of $645,833 multiplied by the composite performance factor of 1.45) for Dr. Corrigan. The Committee decided that 60% of the qualitative bonus will be paid in cash and 40% of the qualitative bonus will be settled with fully vested restricted stock units under which Dr. Corrigan has the right to receive shares of our common stock four years from the date of grant.

The bonuses for the other named executive officers were determined on a total compensation basis based on their relative contribution to our overall performance. Where a named executive officer has responsibilities for both providing direct consulting services to clients and managing a business unit, his or her performance is generally weighted toward the direct consulting activities. The size of our bonus pool was also considered when determining the annual bonuses for our other named executive officers.

Equity Compensation.  Our equity compensation program is designed to align the named executive officers and stockholders’ interests, create a sense of partnership and long-term incentives, provide a mechanism for retention and provide a competitive total compensation package. We use a combination of restricted stock units and stock options to achieve these objectives.

Generally, 40% of each named executive officer’s annual bonus is settled with fully vested restricted stock unit awards. The percentage of each named executive officer’s annual bonus settled with vested restricted stock unit awards may be less than 40% when called for by the terms of an employment agreement or when other equity grants made were deemed adequate to align named executive officers and stockholders’ interests. Under these restricted stock unit awards, each executive officer has the right to receive shares of our common stock four years from the date of grant.  Each named executive officer who received a fully vested restricted stock unit award is also granted a matching number of unvested restricted stock unit awards. These unvested restricted stock unit awards cliff vest four years from the date of grant provided the holder has met certain employment conditions. In the case of retirement at 59 ½ years or older, all unvested restricted stock unit awards will continue to vest, provided that the named executive officer does all consulting work through the Company and does not become an employee for a past or present client (direct or indirect) or competitor of the Company.

Our practice is to determine each named executive officer’s bonus and the dollar amount of vested and unvested restricted stock unit awards following the availability of financial results for the prior year. With the exception of significant promotions and new hires, we generally grant restricted stock unit awards once a year during the allocation of our bonus pool. For restricted stock unit awards our 2008 Equity Incentive Plan defines the fair market value of the restricted stock unit awards as the closing price of our stock on the day of grant.

During the annual review process in February 2021, the Committee granted a stock option to purchase 20,000 shares of our common stock to Dr. Corrigan and a stock option to purchase 13,333 shares of our common stock to Mr. Schlenker. These stock option grants reflect levels that the Committee concluded were generally appropriate based upon past practices within the Company, each individual’s total stock ownership and the amount needed to remain competitive. For stock option awards the exercise price is equal to the closing price of our stock on the date of grant. Our option awards vest ratably over a four-year period beginning on the grant date, subject to continued employment.  All stock option awards continue to vest in the case of retirement at 59 ½ years or older, provided that the named executive officer does all consulting work through the Company and does not become an employee for a past or present client (direct or indirect) or competitor of the Company.

Unvested restricted stock unit awards and stock options are occasionally granted for select new hires and promotions. On June 3, 2021, a restricted stock unit award valued at $740,078 was granted to Dr. Doyle. The new hire grant will cliff vest on June 3, 2025. There were no other new hire awards granted to any named executive officers.

Executive Stock Ownership Guidelines. We believe that the financial interests of our executive officers should be aligned with those of our stockholders. Our stock ownership guidelines are determined as a multiple of the named executive officer’s annual base salary. Individual guidelines are three times for the Chief Executive Officer, two times for the Executive Vice President and Chief Financial Officer and one time for the other named executive officers.  Stock that counts towards satisfaction of our stock ownership guidelines includes shares owned outright by the named executive officer or his or her immediate family members residing in the same household or in trust and restricted stock units, whether or not vested. The value of shares owned outright is the prior 365-day average closing price for the Company’s common stock. The value of restricted stock units is the grant date fair value. The calculation is done at the beginning of each year. Named executive officers are required to achieve their stock ownership guideline within five years of the date the guidelines were adopted. If a person’s stock ownership guideline increases, that person has a five-year period to achieve the new guideline. Until the guideline is achieved, the person is required to retain at least 50% of the net shares delivered through our Restricted Stock Unit Program or the exercise of stock options. Net shares refer to those that remain after shares are sold or netted to pay the exercise price of stock options and withholding taxes. As of April 6, 2022, all the named executive officers met the stock ownership guidelines or are expected to meet the applicable ownership guidelines within the specified time period.

Hedging and Pledging. Our insider trading policy prohibits directors, officers, and employees from selling short or otherwise engaging in hedging or offsetting transactions involving the Company’s securities, including the trading of those securities on margin. Our policies do not permit any director or officer, including our named executive officers, to pledge Exponent securities as collateral.

Clawback Policy. We have a “clawback” policy for the recovery of excessive incentive-based compensation. In the event that we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, we will use reasonable efforts to recover from any current or former officer of the Company who was paid or granted incentive based compensation and whom the Board has determined has willfully committed an act of fraud, dishonesty or recklessness in the performance of his or her duties as an officer that contributed to the noncompliance that resulted in the Company’s obligation to prepare the accounting restatement, all excessive incentive-based compensation. Incentive-based compensation includes the amount of the culpable employee’s annual incentive awards paid under our cash incentive program, stock options and performance-based equity or equity-based awards (or any amount attributable to such awards) paid or granted to the culpable employee under our long-term incentive equity program, and any other incentive-based compensation paid or granted in respect of Company and/or individual performance to a culpable employee pursuant to an “incentive plan” as such term is defined in Item 402(a)(6)(iii) of Regulation S-K under the Exchange Act. The policy applies to financial statements filed in a rolling three-year, lookback period. This clawback policy is in addition to any policies or recovery rights that are required under applicable laws, including the Sarbanes Oxley Act and the Dodd Frank Act.

No Compensation Consultant Conflicts of Interest.  We are not aware of any conflict of interest that has been raised by the work performed in 2020 by Compensia. During 2020 the Human Resources Committee reviewed the six independence factors enumerated by the SEC and determined that Compensia was independent. We did not engage Compensia or any other compensation consultant during 2021.

Nonqualified Deferred Compensation.  To attract and retain high performing executive officers and consultants we have a nonqualified deferred compensation plan under which we provide certain highly compensated employees, including the named executive officers, the opportunity to elect to defer the receipt of compensation. Participants in the plan may elect to defer up to 100% of their compensation including base salary and bonus. We also retain the discretion to make company contributions for any participant. For additional information, please refer to the Nonqualified Deferred Compensation table.

Other Benefits.  Executive officers participate in our other benefit plans on the same terms as other employees.  These plans include medical and dental insurance, life insurance, an employee stock purchase plan and company contributions to each employee’s defined contribution retirement account. We also provide paid vacation and other paid holidays to all eligible employees, including named executive officers.

Compensation Accounting Matters

The Committee also considers the accounting and cash flow implications of various forms of executive compensation. In our financial statements, we record salaries and bonuses as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require us to record an expense in our financial statements for equity awards, even though equity awards are not paid as cash to employees. The Committee believes, however, that the many advantages of equity compensation more than compensate for the non-cash accounting expense associated with these types of awards. We currently amortize compensation expense associated with equity awards over an award’s requisite service period and establish fair value of equity awards in accordance with applicable accounting standards. Based upon the structure of our employee stock purchase plan program we are not required to record compensation expenses for financial statement purposes in connection with employees’ rights to purchase our stock granted under this program.

Potential Payments upon Termination or Change-in-Control

Our restricted stock unit award agreements state that in the event of a change in control of the Company, the successor shall assume or substitute equivalent awards on the same terms and conditions. If the award holder is involuntarily terminated within a two-year period beginning on the date of the change of control for any reason other than the award holder’s failure to substantially perform the duties of the award holder’s position, all awards are vested and settled on the date of termination. Assuming a change in control and involuntary termination of employment, the approximate value of restricted stock unit awards that would have vested based on the closing price of our common stock on the last business day of fiscal 2021, December 31, 2021, of $116.73 for each named executive officer was as follows: Dr. Corrigan $2,889,000, Mr. Schlenker $2,304,000, Dr. Doyle $979,000, Dr. Reitman $1,400,000, and Dr. Murray $1,905,000. We do not have any other contracts, agreements (including employment agreements), plans or arrangements, whether written or unwritten, providing for payments to a named executive officer at, following, or in connection with any termination of a named executive officer or a change in control or a change in a named executive officer’s responsibilities.

REPORT OF THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Human Resources Committee of the Board of Directors does not constitute soliciting material and should not be considered filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The Human Resources Committee of the Board of Directors oversees the general compensation policies for all employees and the specific compensation plans for officers of the Company, including the Chief Executive Officer.  The Committee is composed of five independent non-employee directors. No executive officers of the Company are included on the Human Resources Committee.

The Committee has reviewed and discussed with management the “Compensation Discussion and Analysis”, and based on the review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Human Resources Committee

Debra L. Zumwalt, Chairperson

George H. Brown

Carol Lindstrom

Karen A. Richardson

John B. Shoven, Ph.D.

SUMMARY COMPENSATION TABLE

The following table summarizes information regarding compensation earned by our named executive officers during fiscal 2021 and, as applicable, fiscal 2020 and 2019.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3) (5)	Option Awards ($) (4) (5)	All Other Compensation ($)		Total ($)
Catherine Ford Corrigan, Ph.D.	2021	762,500	900,000	800,102	506,440	53,375	(6)	3,022,417
President and Chief Executive Officer	2020	711,539	600,000	840,000	473,446	49,808	(6)	2,674,793
	2019	675,481	630,000	800,000	454,785	47,284	(6)	2,607,550

Richard L. Schlenker	2021	535,000	540,000	576,192	337,618	37,450	(6)	2,026,260
Executive Vice President,	2020	514,616	432,000	600,000	315,630	36,023	(6)	1,898,269
Chief Financial Officer	2019	504,616	450,000	560,000	303,190	35,323	(6)	1,853,129
and Corporate Secretary

John Doyle, Dr.P.H.	2021	321,154	280,000	740,078	—	22,481	(6)	1,363,713
Group Vice President

Maureen Reitman, Sc.D.	2021	518,750	390,000	380,172	—	36,313	(6)	1,325,235
Group Vice President	2020	499,038	285,000	420,000	—	34,933	(6)	1,238,971

Steven J. Murray, Ph.D.	2021	475,000	420,000	360,194	—	33,250	(6)	1,288,444
Group Vice President	2020	470,961	270,000	380,000	—	32,967	(6)	1,153,928
	2019	463,846	285,000	480,000	—	32,469	(6)	1,261,315

(1)

The base salaries for our Named Executive Officers took effect for 2021, 2020 and 2019 on April 3, 2021, April 4, 2020 and March 30, 2019, respectively. As such, the amounts in this column reflect three months at their prior year base salaries and nine months at their current year base salaries. Fiscal 2021 and 2020 included 52 weeks of activity as compared to 53 weeks of activity for fiscal 2019.

(2)

The amounts shown in this column represent the value of cash bonuses earned during the year indicated and paid in the first quarter of the subsequent year, excluding the portion settled with vested restricted stock unit awards. The amount disclosed for Dr. Doyle includes a cash sign-on bonus of $100,000.

(3)

The amounts shown in this column represent the values of vested and unvested restricted stock unit awards granted during the year indicated, regardless of when earned. The value of restricted stock units granted during the first quarter of 2022 to settle a portion of each named executive officer’s fiscal 2021 bonus are not included in this column.

(4)	The amounts shown in this column represent the Black-Scholes value calculated for stock options granted during the year indicated, regardless of when earned.
(5)

The values of equity-based awards for these columns represent the grant date fair value of the awards in accordance with ASC 718. All equity-based awards have DER, which entitle the holder of the award to the same dividend value per share as holders of common stock. DER are subject to the same vesting and other terms and conditions as the corresponding stock award or option award. DER are accumulated and paid when the underlying stock awards or option awards vest and are forfeited if the underlying stock awards or option awards are forfeited. See Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021, regarding assumptions underlying the valuation of equity awards. The stock award granted to Dr. Doyle in 2021 was a new hire grant that will cliff vest on June 3, 2025.

(6)

The amounts shown in this column represent the value of Company contributions to each named executive officer’s defined contribution retirement account earned during the year indicated. The Company provides a defined contribution retirement plan for all of its employees whereby the Company contributes to each eligible employee’s account 7% of the employee’s eligible base salary plus overtime. These contributions are made to the 401(k) plan up to the statutory maximum. Any portion of the 7% contribution in excess of the statutory maximum is made to the Company’s nonqualified deferred compensation plan.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2021

The following table sets forth information regarding grants of plan-based awards to our named executive officers during fiscal 2021:

Name	Grant Date	Human Resource Committee Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price of Underlying Security on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (6)(7)
Dr. Corrigan	3/12/2021	2/11/2021	3,620	(1)			98.90	358,018
	3/12/2021	2/11/2021	425	(2)			98.90	42,033
	3/12/2021	2/11/2021	3,620	(3)			98.90	358,018
	3/12/2021	2/11/2021	425	(4)			98.90	42,033
	2/11/2021	2/11/2021			20,000	94.20	94.20	506,440

Mr. Schlenker	3/12/2021	2/11/2021	2,913	(1)			98.90	288,096
	3/12/2021	2/11/2021	2,913	(3)			98.90	288,096
	2/11/2021	2/11/2021			13,333	94.20	94.20	337,618

Dr. Doyle	6/3/2021	6/3/2021	8,389	(3)			88.22	740,078

Dr. Reitmann	3/12/2021	3/1/2021	1,922	(1)			98.90	190,086
	3/12/2021	3/1/2021	1,922	(3)			98.90	190,086

Dr. Murray	3/12/2021	3/1/2021	1,821	(1)			98.90	180,097
	3/12/2021	3/1/2021	1,821	(3)			98.90	180,097

(1)	Amounts represent the number of fully vested restricted stock units granted under our 2008 Equity Incentive Plan.
(2)

Our 2008 Equity Incentive Plan authorizes the grant of performance awards to our executive officers. Performance awards are payable only to the extent certain performance targets, based on objective business criteria specified by the Human Resources Committee, are achieved in the relevant measurement period. Performance awards are payable in cash or restricted stock units, at the discretion of the Human Resources Committee. Amounts represent the number of fully vested restricted stock units granted by the Human Resources Committee to settle the equity component of Dr. Corrigan’s 2020 performance award.

(3)

Amounts represent the number of unvested restricted stock units granted under our 2008 Equity Incentive Plan.  These awards cliff vest four years from the date of grant. All unvested restricted stock units will continue to vest in the case of retirement at 59 ½ years or older, provided that the named executive officer does all consulting work through the Company and does not become an employee for a past or present client (direct or indirect) or competitor of the Company.

(4)

Our 2008 Equity Incentive Plan authorizes the grant of performance awards to our executive officers. Performance awards are payable only to the extent certain performance targets, based on objective business criteria specified by the Human Resources Committee, are achieved in the relevant measurement period. Performance awards are payable in cash or restricted stock units, at the discretion of the Human Resources Committee. Amounts represent the number of unvested restricted stock units granted by the Human Resources Committee to settle the equity component of Dr. Corrigan’s 2020 performance award. These awards cliff vest four years from the date of grant. All unvested restricted stock units will continue to vest in the case of retirement at 59 ½ years or older, provided that the named executive officer does all consulting work through the Company and does not become an employee for a past or present client (direct or indirect) or competitor of the Company.

(5)

Amounts represent options granted under our 2008 Equity Incentive Plan. These options become exercisable over a period of four years at a rate of 25% per year, subject to continued employment, and expire 10 years from the date of grant. All stock options will continue to vest in the case of retirement at 59 ½ years or older, provided that the named executive officer does all consulting work through the Company and does not become an employee for a past or present client (direct or indirect) or competitor of the Company.

(6)	The amounts shown in this column represent the Black-Scholes value calculated for stock options granted.
(7)

The values of equity-based awards for this column represent the grant date fair value of the awards in accordance with ASC 718. All equity-based awards have DER, which entitle the holder of the award to the same dividend value per share as holders of common stock. DER are subject to the same vesting and other terms and conditions as the corresponding stock award or option award. DER are accumulated and paid when the underlying stock awards or option awards vest and are forfeited if the underlying stock awards or option awards are forfeited. See Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021, regarding assumptions underlying the valuation of equity awards.

Restricted Stock Unit Awards.  Each of the named executive officers were awarded the number of vested and unvested restricted stock unit awards as shown in the table above. The number of fully vested restricted stock unit awards granted was determined by dividing the portion of each named executive officer’s 2020 bonus designated for settlement in fully vested restricted stock units by the closing price of our common stock on the day of the grant. An equal number of matching unvested restricted stock unit awards were also granted to each named executive officer. For financial statement reporting purposes the value of these awards is amortized over the shorter of the four-year vesting period or the period between the grant date and the date the award recipient turns 59 ½.

Stock Options.  Certain of the named executive officers were awarded stock options as shown in the table above.  The exercise price of these stock options was equal to the closing price of our common stock on the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL 2021 YEAR-END

The following table sets forth information regarding each named executive officer’s outstanding equity awards as of December 31, 2021:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Dr. Corrigan		20,000	(2)	94.20	2/11/2031	4,045	(6)	472,173
	6,000	18,000	(3)	79.43	2/13/2030	6,205	(7)	724,310
	15,000	15,000	(4)	54.95	2/14/2029	7,018	(8)	819,211
	21,000	7,000	(5)	37.45	2/15/2028	7,478	(9)	872,907
	32,000			29.05	2/16/2027
	48,000			25.41	7/29/2026

Mr. Schlenker		13,333	(2)	94.20	2/11/2031	2,913	(6)	340,034
	4,000	12,000	(3)	79.43	2/13/2030	4,432	(7)	517,347
	10,000	10,000	(4)	54.95	2/14/2029	4,913	(8)	573,494
	21,000	7,000	(5)	37.45	2/15/2028	7,478	(9)	872,907
	32,000			29.05	2/16/2027
	4,230			23.63	2/12/2026
	4,524			22.10	2/13/2025
	5,648			17.70	2/7/2024
	7,992			12.51	2/15/2023

Dr. Doyle						8,389	(10)	979,248

Dr. Reitmann						1,922	(6)	224,355
						3,103	(7)	362,213
						2,983	(8)	348,206
						3,988	(9)	465,519

Dr. Murray						1,821	(6)	212,565
						2,807	(7)	327,661
						4,211	(8)	491,550
						7,478	(9)	872,907

(1)	Value is determined based on the closing price of our common stock on December 31, 2021 of $116.73 per share.
(2)	Four-year vesting at a rate of 25% per year, subject to continued employment. Options fully vest on February 11, 2025.
(3)	Four-year vesting at a rate of 25% per year, subject to continued employment. Options fully vest on February 13, 2024.
(4)	Four-year vesting at a rate of 25% per year, subject to continued employment. Options fully vest on February 14, 2023.
(5)	Four-year vesting at a rate of 25% per year, subject to continued employment. Options fully vest on February 15, 2022.
(6)	Stock awards cliff vest on March 12, 2025.
(7)	Stock awards cliff vest on March 13, 2024.
(8)	Stock awards cliff vest on March 15, 2023.
(9)	Stock awards cliff vest on March 9, 2022.
(10)	Stock awards cliff vest on June 3, 2025.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2021

The following table sets forth information for each named executive officer regarding options exercised and restricted stock units vested during fiscal 2021:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Dr. Corrigan			4,045	(1)	400,051
			7,496	(2)	739,480

Mr. Schlenker			2,913	(1)	288,096
			6,816	(2)	672,398

Dr. Doyle			—		—

Dr. Reitman			1,922	(1)	190,086
			5,112	(2)	504,299

Dr. Murray			1,821	(1)	180,097
			6,474	(2)	638,660

(1)	The amounts shown represent fully vested restricted stock units granted on March 12, 2021 to settle a portion of each named executive officer's 2020 bonus.
(2)	The amounts shown represent unvested restricted stock unit awards granted on March 10, 2017 that vested and were settled on March 10, 2021.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2021

The following table sets forth information regarding activity in our nonqualified deferred compensation plan for each named executive officer during fiscal 2021:

Name	Executive Contributions in 2021 ($)		Registrant Contributions in 2021 ($) (1)	Aggregate Earnings in 2021 ($) (2)	Aggregate Withdrawals/ Distributions in 2021 ($)	Aggregate Balance at December 31, 2021 ($) (3)
Dr. Corrigan	577,174	(4)	29,858	295,255	-	2,714,235
Mr. Schlenker	-		16,073	35,486	-	177,721
Dr. Doyle	-		-	-	-	-
Dr. Reitman	-		14,983	56,233	(183,203)	298,420
Dr. Murray	-		13,017	4,681	-	75,500

(1)

The Company provides a defined contribution retirement plan for all of it employees, whereby the Company contributes to each eligible employee’s account 7% of the employee’s eligible base salary plus overtime. These contributions are made to the 401(k) plan up to the statutory maximum. Any portion of the 7% contribution in excess of the statutory maximum is made to the Company’s nonqualified deferred compensation plan. Amounts represent Company contributions to the nonqualified deferred compensation plan associated with the defined contribution retirement plan.

(2)	Earnings reported in this column are not above-market or preferential and therefore are not reported in the Summary Compensation Table for fiscal 2021.
(3)

The aggregate balance at December 31, 2021 was fully vested for all named executive officers.  Each named executive officer who participates in the nonqualified deferred compensation plan chooses from a number of investment vehicles available under the plan. Earnings are credited based on earnings of the investment options selected by the participant.

(4)	Amount represents the portion of Dr. Corrigan’s 2021 salary, disclosed in the Summary Compensation Table, that the employee elected to contribute to the deferred compensation plan.

CEO Pay Ratio

Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer.

Under the relevant rules, we are required to identify the median employee by use of a consistently applied compensation measure. We identified the median employee by looking at annual base pay, overtime pay, cash bonuses, and our company contributions to our defined contribution retirement plans. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis. We identified the median employee for our 2021 pay ratio disclosure using our world-wide employee population on December 31, 2021. For the pay ratio disclosure, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table. Our median employee compensation as calculated using Summary Compensation Table requirements was $145,375 for 2021. Our Chief Executive Officer’s compensation as reported in the Summary Compensation Table was $3,022,417. Therefore, our Chief Executive Officer to median employee pay ratio is 21:1. This information is being provided for compliance purposes. Neither the Human Resources Committee nor management of the Company used the pay ratio measure in making compensation decisions.

EQUITY COMPENSATION PLAN INFORMATION IN FISCAL 2021

The following table sets forth certain information regarding securities authorized for issuance under the Company’s equity compensation plans during the fiscal year ended December 31, 2021. The equity compensation plans of the Company include the 2008 Equity Incentive Plan and the 2008 Employee Stock Purchase Plan.

The 2008 Equity Incentive Plan and the 2008 Employee Stock Purchase Plan were both approved by the Company’s stockholders.

The following table summarizes the Company’s equity compensation plans as of December 31, 2021:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	1,510,189	(1)	$43.61	1,957,826	(2)

Equity compensation plans not approved by security holders	—		—	—
Total	1,510,189		$43.61	1,957,826

(1)

Includes 568,039 shares of common stock issuable to settle unvested restricted stock unit awards. Includes 538,423 shares of common stock issuable to settle fully vested restricted stock unit awards. No weighted average exercise price has been assumed for these shares in the table above.

(2)	Includes 342,134 shares which are reserved for issuance under the 2008 Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements

We are a party to indemnification agreements with our directors and executive officers for the indemnification of and advancement of expenses to these persons to the fullest extent permitted by law.

Exponent Engineering

In January 2006, we entered into a services agreement with Exponent Engineering, P.C., a California professional corporation that is qualified to do business in the States of New York, Michigan, and North Carolina, in order to facilitate the provision of professional engineering services in these states. Pursuant to the agreement, we provide all professional and administrative services required by Exponent Engineering. In exchange for these services, Exponent Engineering will deliver to us all amounts or other consideration received by Exponent Engineering resulting from the provision of these professional services. The shareholders of Exponent Engineering are Robert Caligiuri, Ph.D., John Osteraas, Ph.D., and Brad James, Ph.D. Drs. Caligiuri, Osteraas, and James are all officers of Exponent.  However, none of these officers receive any compensation for their participation in Exponent Engineering and have no financial interest in the securities of Exponent Engineering. During fiscal 2021, we received $7,156,000 of consideration from Exponent Engineering under this services agreement.

Audit Committee Approval Procedures

The Audit Committee of the Board of Directors is responsible for reviewing and approving all related party transactions in accordance with its charter and based on the facts and circumstances of each particular situation.  Related party transactions subject to review and approval of the Audit Committee include, without limitation, those that are required to be disclosed under applicable SEC and Nasdaq rules.

OTHER MATTERS

The Company knows of no other matters that will be brought before the Annual Meeting, except as indicated in the notice. However, if any other matters are properly presented before the Annual Meeting for action of which we did not have notice prior to April 4, 2022, or that applicable laws otherwise permit proxies to vote on a discretionary basis, it is the intention of the persons named in the Notice to vote the shares they represent as the Board of Directors may recommend. It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are therefore urged to vote by phone, vote via the internet or submit your proxy by mail if you elected to receive printed proxy materials at your earliest convenience.

Notice Regarding the Internet Availability of Proxy Materials for the 2022 Annual Meeting.  This proxy statement and our 2021 Annual Report will be available at: www.envisionreports.com/EXPO on or about April 20, 2022.

Stockholder Proposals and Nominations for the 2023 Annual Meeting.  Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the SEC and our Bylaws.

Stockholder-Initiated Proposals and Nominations for 2023 Annual Meeting

Proposals Submitted under SEC Rules.  Stockholder-initiated proposals (other than director nominations) may be eligible for inclusion in our proxy statement for the 2023 Annual Meeting (in accordance with Rule 14a-8 of the Exchange Act) and for consideration at the 2023 Annual Meeting. Our Secretary must receive a stockholder proposal no later than the close of business on December 22, 2022 for the proposal to be eligible for inclusion. Any stockholder interested in submitting a proposal or nomination is advised to contact legal counsel familiar with the detailed securities law requirements for submitting proposals or nominations for inclusion in a company’s proxy statement. Proposals should be sent to us at: Exponent, Inc., 149 Commonwealth Drive, Menlo Park, CA 94025, Attention: Corporate Secretary.

Proposals and Nominations under Company Bylaws.  Stockholders may also submit proposals for consideration, and nominations of director candidates for election, at the 2023 Annual Meeting by following certain requirements set forth in our Bylaws. The current applicable provisions of our Bylaws are described below. Proposals will not be eligible for inclusion in the proxy statement related to the 2023 Annual Meeting unless they are submitted in compliance with then applicable SEC rules as referenced above; however, they will be presented for discussion at our 2023 Annual Meeting if the requirements established by our Bylaws for stockholder proposals and nominations have been satisfied. Our proxy statement related to the 2023 Annual Meeting will give discretionary authority to the proxy holders to vote with respect to all proposals submitted outside the process of Rule 14a-8 received by us after the date determined in accordance with our amended and restated bylaws.

For nominations and proposals which are intended to be presented at the 2023 Annual Meeting but not intended to be included in our 2023 Proxy Statement, the stockholder must provide the information required by our Bylaws and give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary:

•	not earlier than the close of business on January 21, 2023; and
•	not later than the close of business on February 20, 2023.

For a full description of the requirements for submitting a proposal or nomination, see our Bylaws. Submissions or questions should be sent to us at: Exponent, Inc., 149 Commonwealth Drive, Menlo Park, CA 94025, Attention: Corporate Secretary. To comply the universal rules (once effective) stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, no later than April 4, 2023.

Proxy Solicitation Costs.  The cost of soliciting proxies will be borne by the Company. The Company may reimburse broker, bank or other nominees and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain Company directors, officers and regular employees, without additional compensation, by personal conversation, telephone, letter, electronically, or by facsimile.

FOR THE BOARD OF DIRECTORS

Richard L. Schlenker, Jr. Corporate Secretary

Menlo Park, California

April 20, 2022

ent, Inc. Online Go to www.envisionreports.com/EXPO or scan the QR code — login details are located in the shaded bar below. Stockholder Meeting Notice Important Notice Regarding the Availability of Proxy Materials for the Exponent, Inc. Stockholder Meeting to be Held on June 3, 2021 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Exponent 2020 Annual Report, Exponent 2021 Notice of Annual Stockholders Meeting and Proxy Statement are available at: http://www.envisionreports.com/EXPO Easy Online Access — View your proxy materials and vote. Step 1: Go to www.envisionreports.com/EXPO. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Step 4: Make your selections as instructed on each screen for your delivery preferences. Step 5: Vote your shares. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before May 24, 2021 to facilitate timely delivery. 2NOT

Stockholder Meeting Notice The 2021 Annual Meeting of Stockholders of Exponent, Inc. will be held on June 3, 2021 at 8:00 a.m. PDT, virtually via the internet at www.meetingcenter.io/289121296. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is EXPO2021. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2-3: 1. Election of Directors: 01 George H. Brown 02 Catherine Ford Corrigan, Ph.D 03 Paul R. Johnston, Ph.D. 04 Carol Lindstrom 05 Karen A. Richardson 06 John B. Shoven, Ph.D. 07 Debra L. Zumwalt 2. To ratify the appointment of KPMG LLP, as independent registered public accounting firm for the Company for the fiscal year ending December 30, 2022. 3. To approve, on an advisory basis, the Fiscal 2021 compensation of the Company’s named executive officers. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. Here’s how to order a copy of the proxy materials and select delivery preferences: Current and future delivery requests can be submitted using the options below. If you request an email copy, you will receive an email with a link to the current meeting materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials. Internet – Go to www.envisionreports.com/EXPO. Click Cast Your Vote or Request Materials. Phone – Call us free of charge at 1-866-641-4276. Email – Send an email to investorvote@computershare.com with “Proxy Materials Exponent, Inc.” in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials. To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by May 24, 20

Exponent, Inc. Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/EXPO or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/EXPO Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2021 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 – 3 1. Election of Directors: For Against Abstain 01 - George H. Brown 02 - Catherine Ford Corrigan, Ph.D 03 - Paul R. Johnston, Ph.D. 04 - Carol Lindstrom 05 - Karen A. Richardson 06 - John B. Shoven, Ph.D 07 - Debra L. Zumwalt 2. To ratify the appointment of KPMG LLP, as independent registered public accounting firm for the Company for the fiscal year ending December 30, 2022. For Against Abstain 3. To approve, on an advisory basis, the Fiscal 2021 compensation of the Company’s named executive officers. For Against Abstain B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box 72BM

The 2021 Annual Meeting of Stockholders of Exponent, Inc. will be held on June 3, 2021 at 8:00 a.m. PDT, virtually via the internet at www.meetingcenter.io/289121296. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — EXPO2021. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/EXPO IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Notice of 2021 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — June 3, 2021 Catherine Ford Corrigan and Richard L. Schlenker, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Exponent, Inc. to be held on June 3, 2021 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2-3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below Comments — Please print your comments below.